UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 18, 2006

(Date of report)

August 16, 2006

(Date of earliest event reported)

Sotheby's

(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1334 York Avenue New York, NY		10021
(Address of principal executive offices)		(Zip Code)

(212) 606-7000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2006, a U.K. subsidiary of Sotheby’s (collectively, the “Company”) and Robin G. Woodhead, Executive Vice President of the Company and Chief Executive, Sotheby’s International, entered into a Service Agreement effective as of July 1, 2006 (the “Service Agreement”). Pursuant to the Service Agreement, Mr. Woodhead is to be paid an annual salary of £262,350, has an annual incentive bonus target of £200,000 and is eligible to participate in Sotheby’s Executive Bonus Plan. The Service Agreement provides that the Company may terminate Mr. Woodhead’s employment by giving him 12 months’ notice in writing and Mr. Woodhead may terminate his employment by giving the Company 6 months’ notice in writing. In lieu of notice, the Company may terminate Mr. Woodhead’s employment at any time without notice either for cause or by making a payment to him equal to 12 months salary and bonus (calculated at the rate of his most recently communicated incentive bonus target).

In an effort to encourage and reward the growth of the Company and creation of shareholder value, the Company has also granted Mr. Woodhead a one time award of 38,344 shares of restricted stock that will only vest and create value for Mr. Woodhead on the third anniversary of the date of grant and on June 30, 2011, and only if certain objective performance and market-based criteria are satisfied. These criteria are based on either a specified compound increase in shareholder value as measured by stock price and dividends, or a specified compound cumulative increase in the Company’s net income. This award, which was received by Mr. Woodhead on August 16, 2006, had a fair market value equal to $1 million on the date of grant.

The Company will file a copy of the Service Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Michael L. Gillis
Michael L. Gillis Senior Vice President, Controller and Chief Accounting Officer

Date:	August 18, 2006